Exhibit 12
                              U S WEST, Inc.
                  RATIO OF EARNINGS TO FIXED CHARGES (1)
                        (Dollars in Millions)

                                                   Quarter Ended
                                                 9/30/98   9/30/97
------------------------------------------     ---------  --------

Income before income taxes
  and extraordinary item                       $    608   $    674
Interest expense (net of amounts
  capitalized)                                      172        100
Interest factor on rentals (1/3)                     20         23
                                               ---------  --------
Earnings                                       $    800   $    797

Interest expense                               $    178   $    104
Interest factor on rentals (1/3)                     20         23
                                               ---------  --------
Fixed charges                                  $    198   $    127

Ratio of earnings to fixed charges                 4.04       6.28
------------------------------------------     ---------  --------

                                                Nine Months Ended
                                                 9/30/98   9/30/97
------------------------------------------     ---------  --------
Income before income taxes
  and extraordinary item                       $  1,843   $  2,011
Interest expense (net of amounts
  capitalized)                                      378        304
Interest factor on rentals (1/3)                     64         65
                                               ---------  --------
Earnings                                       $  2,285   $  2,380

Interest expense                               $    395   $    319
Interest factor on rentals (1/3)                     64         65
                                               ---------  --------
Fixed charges                                  $    459   $    384

Ratio of earnings to fixed charges                 4.98       6.20
------------------------------------------     ---------  --------

(1) The historical ratios are based on the consolidated historical results of U S WEST and include interest expense associated with the refinancing of $3.9 billion of Dex Indebtedness from the separation date of June 12, 1998.